Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 2, 2012, with respect to the consolidated financial statements of Innovate/Protect Inc. included in the Current Report on Form 8-K, dated July 20, 2012, of Vringo Inc. We hereby consent to the incorporation by reference of said report in the Registration Statements of Vringo, Inc. on Form S-8 (File No. 333-181477, effective May 17, 2012) and Forms S-3 (File No. 333-164575, effective October 19, 2011; File No. 333-1787000, effective January 13, 2012; and File No. 333-180493, effective June 20, 2012).

/s/ GRANT THORNTON LLP

New York City, New York

July 20, 2012